Exhibit C




          CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES AND
      RELATIVE, PARTICIPATING OR OTHER RIGHTS, AND THE QUALIFICATIONS,
                  LIMITATIONS OR RESTRICTIONS THEREOF, OF

         SERIES A CONVERTIBLE VOTING PARTICIPATING PREFERRED STOCK
                             ($0.01 Par Value)

                                     OF

                            DISCOVERY ZONE, INC.

                            ___________________

           Pursuant to Section 151 of the General Corporation Law
                          of the State of Delaware
                            ___________________

     Discovery Zone, Inc., a Delaware corporation (the "Corporation"), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by Article Fourth of the Certificate of Incorporation of the Corporation, which authorizes the issuance of up to ten million (10,000,000) shares of Preferred Stock, at a meeting of the Board of Directors duly held on May 23, 1995:

     RESOLVED, that the issue of a series of Preferred Stock, par value $0.01 per share, of the Corporation is hereby authorized and the designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Incorporation of the Corporation, are hereby fixed as follows:

     (1)  Number of Shares and Designation.  473,463 shares of the
          --------------------------------
Preferred Stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of the Preferred Stock designated as the Series A Convertible Voting Participating Preferred Stock (the "Series A Preferred Stock"). The number of shares of the Series A Preferred Stock may not be increased and may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock.

     (2)  Definitions.  For purposes of the Series A Preferred Stock, the
          -----------
following terms shall have the meanings indicated:

          "Affiliate," when used with reference to any Person, shall mean any other Person who, directly or indirectly, is in control of, is controlled by or is under common control with the former Person; and "control" (including the terms "controlling," "controlled by," or "under common control with") means the



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     possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

          "Board of Directors" shall mean the board of directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

          "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Common Stock" shall mean the Common Stock of the Corporation, par value $.01 per share, and any other capital stock of the Company into which such common stock may be converted, changed or reclassified or that may be issued in respect of, in exchange for, or in substitution of, such common stock by reason of any stock splits, stock dividends, distributions, mergers, consolidations or other like events.

          "Conversion Rate" shall mean the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, as such Conversion Rate may be adjusted pursuant to Section (6) hereof. The initial Conversion Rate will be twenty-four (24) shares of Common Stock for each share of Series A Preferred Stock.

          "Current Market Price" shall mean, as of a particular date, the last reported sales price at which a share of Common Stock shall have been sold regular way, or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange or in the Nasdaq National Market System on which the shares of Common Stock are listed or to which such shares are admitted to trading, or, if not listed or admitted to trading, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by Nasdaq or such other comparable system then in use, or the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. making a market in the Common Stock, selected from time to time by the Corporation for that purpose.

          "Current Market Value" shall have the meaning set forth in Subsection (6)(d)(v) hereof.

          "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.


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                                     3

          "Special Committee" shall mean a special committee of the Board of Directors, comprised of independent directors as such term is defined in Schedule D to the By-laws of the National Association of Securities Dealers, Inc., or any person or persons acting under the direction of such committee.

          "Transfer Agent" shall mean such agent or agents of the Corporation as may be designated by the Board of Directors as the transfer agent for the Series A Preferred Stock.

          "Viacom" shall mean Viacom Inc., a Delaware corporation.

          "Warrant Agreement" shall mean the Warrant Agreement dated as of May __, 1995 between the Corporation and Blockbuster Discovery Investment, Inc., a wholly owned subsidiary of Viacom.

          "Warrants" shall mean, collectively, the 157,821 Series A Warrants, 157,821 Series B Warrants and 157,821 Series C Warrants issued under the Warrant Agreement, entitling the holders thereof, subject to certain terms and conditions, to purchase, in the aggregate, 473,463 shares of Series A Preferred Stock at an exercise price of $249.00 per share of Series A Preferred Stock, with respect to the Series A Warrants, $286.344 per share of Series A Preferred Stock, with respect to the Series B Warrants, and $343.608 per share of Series A Preferred Stock, with respect to the Series C Warrants, in each case subject to adjustment.

     (3)  Dividends.  (a)  Subject to the rights of the holders of any
          ---------
shares of any series of Preferred Stock ranking prior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, noncumulative dividends at the rate equal to the greater of (i) 5% per annum of the liquidation preference per share of Series A Preferred Stock per annum, when and if declared by the Board of Directors and (ii) an amount equal to the Series A Preferred Stock's pro rata share of cash dividends paid with respect to the Common Stock (determined based on the number of shares of Common Stock into which each share of Series A Preferred Stock would be convertible). Each such dividend shall be payable to the holders of record of shares of Series A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record dates for such dividend as shall be fixed by the Board of Directors, which record date shall be not more than 60 days prior to the date fixed for payment of such dividend; provided that
                                                              --------
holders of outstanding shares of Series A Preferred Stock shall only be entitled to receive dividends pursuant to clause (ii) above if such shares of Series A Preferred Stock were outstanding on the record date for the dividend paid with respect to the Common Stock.


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                                     4

     (b) So long as any shares of Series A Preferred Stock are outstanding, no cash dividends shall be declared or paid or set apart for payment or other distribution declared or made upon the Common Stock or any stock of the Corporation ranking junior to the Series A Preferred Stock, as to dividends nor shall any Common Stock, nor any other such stock of the Corporation ranking junior to the Series A Preferred Stock, as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series A Preferred Stock, as to dividends and upon liquidation) unless, in each case, sufficient funds shall have been set apart for the payment of all accrued but unpaid dividends declared by the Board of Directors payable pursuant to Subsection (3)(a)(i) with respect to the Series A Preferred Stock and all accrued but unpaid dividends, whether or not declared, payable pursuant to Subsection (3)(a)(ii) with respect to the Series A Preferred Stock.

     (4)  Liquidation Preference.  In the event of any liquidation,
          ----------------------
dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other series or class or classes of stock of the Corporation ranking on a parity with the Common Stock upon liquidation, dissolution or winding up of the Corporation, the holders of the shares of Series A Preferred Stock shall be entitled to receive $0.10 per share and thereafter will participate equally (determined based on the number of shares of Common Stock into which each share of Series A Preferred Stock would be convertible) in all remaining assets of the Corporation to be paid or distributed to the holders of Common Stock or any other series or class or classes of stock of the Corporation ranking on a parity with the Common Stock, upon liquidation, dissolution or winding up of the Corporation. If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Series A Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Series A Preferred Stock and any such other stock if all amounts payable thereon were paid in full. For purposes of this Section (4), (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.



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                                     5

     (5)  Shares to be Retired.  All shares of Series A Preferred Stock
          --------------------
purchased or converted shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

     (6)  Conversion.  Holders of shares of Series A Preferred Stock shall
          ----------
have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

          (a) The shares of Series A Preferred Stock shall automatically be converted into twenty-four (24) fully paid and nonassessable shares of Common Stock, subject to adjustment as provided below, immediately upon, but only following, the sale or other transfer of such shares of Series A Preferred Stock to a Person that is not an Affiliate of Viacom. If a fraction of a share of Series A Preferred Stock is sold or otherwise transferred to such a Person, then the Corporation will convert such fractional share into shares of Common Stock (subject to paragraph (c) of this Section (6)) and shall issue a fractional share of Series A Preferred Stock evidencing the remaining interest.

          (b) The holder of each share of Series A Preferred Stock to be converted must surrender the certificate representing such share, duly endorsed or assigned to the Corporation in blank, at the office of the Transfer Agent in the Borough of Manhattan, City of New York, accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

          Holders of shares of Series A Preferred Stock at the close of business on a dividend record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend record date and prior to such dividend payment date; provided that if
                                                          --------
     a dividend pursuant to Subsection (3)(a)(ii) is paid on shares of Series A Preferred Stock as aforesaid and the record date for the dividend to holders of the Common Stock is after the date the Preferred Stock is converted, then the holders of the Common Stock issued upon such conversion after the record date for the dividend to holders of the Preferred Stock and prior to the record date for the dividend to holders of the Common Stock shall not be entitled to receive such dividends payable on such Common Stock.

          As promptly as practicable after the surrender of certificates for shares of Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such




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                                     6

     shares in accordance with the provisions of this Section (6), and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section (6).

          Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered for conversion as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Rate in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become the holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which such shares shall have been surrendered. All shares of Common Stock delivered upon conversions of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable.

          (c) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series A Preferred Stock, the Corporation shall pay to the Person entitled to such fractional interest an amount in cash (computed to the nearest cent) based upon the Current Market Price of Common Stock on the trading day immediately preceding the date of conversion. If more than one share of Series A Preferred Stock is sold or otherwise transferred to any Person and surrendered for conversion at one time, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

          (d) The Conversion Rate shall be adjusted from time to time as follows:

               (i) In case the Corporation shall after April 17, 1995 (A) pay a dividend or make a distribution on its Common Stock in shares of its capital stock, (B) subdivide its outstanding Common Stock, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a merger, consolidation, share exchange or other business combination in which the Company is the continuing corporation), the Conversion Rate in effect immediately prior



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                                     7

          thereto shall be adjusted so that each share of Series A Preferred Stock shall thereafter be convertible into the kind and number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series A Preferred Stock been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

               (ii) In case the Corporation shall issue (in a transaction in which Subsection (6)(d)(i) is inapplicable) or sell (each, an "Issuance"), after April 17, 1995, shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities (other than securities issued in a transaction in which a pro rata share of such securities have been reserved by the Corporation for distribution to the holders of Series A Preferred Stock upon conversion) containing the right to subscribe for or purchase shares of Common Stock, at a price per share of Common Stock (determined in the case of such rights, options, warrants or convertible or exchangeable securities, by dividing (x) the aggregate amount received or receivable by the Corporation in consideration of the Issuance of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration, if any, payable to the Corporation upon exercise, conversion or exchange thereof, by (y) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) that is lower than the Current Market Value of the Common Stock on the date of such Issuance, then in each such case the Conversion Rate in effect immediately prior to such Issuance shall be adjusted so that it shall thereafter equal an amount determined by multiplying the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock by a fraction, the numerator of which shall be the product of (A) the total number of shares of Common Stock outstanding immediately after such Issuance (determined as provided in the next paragraph) multiplied by (B) the Current Market Value on the date of such Issuance, and the denominator of which shall be an amount equal to the sum of (i) the number of shares of Common Stock outstanding immediately prior to such Issuance multiplied by such Current Market Value plus (ii) the aggregate consideration received by the Corporation (determined as provided below) for such Issuance. Such adjustments shall be made successively whenever any such Issuance is made.

               For purposes of such adjustments, the shares of Common Stock which the holder of any such rights, options, warrants or convertible or exchangeable

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                                     8

          securities shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of the Issuance (and the subsequent issuance of such shares of Common Stock upon such exercise, conversion or exchange shall not be an "Issuance") and the consideration received by the Corporation therefor shall be deemed to be the consideration received by the Corporation for such rights, options, warrants or convertible or exchangeable securities, plus the consideration or premiums stated in such rights, options, warrants or convertible or exchangeable securities to be paid for the shares of Common Stock covered thereby.

               In case the Corporation shall issue or sell shares of Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash, then in determining the "price per share of Common Stock" and the "consideration received by the Corporation" for purposes of the first paragraph of this Subsection (6)(d)(ii), the Board of Directors shall determine, in good faith, the fair value of such property. In case the Corporation shall issue or sell Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, together with one or more other securities as part of a unit at a price per unit, then in determining the "price per share of Common Stock" and the "consideration received by the Corporation" for purposes of the first paragraph of this Subsection
          (6)(d)(ii), the Board of Directors shall determine, in good faith, the respective fair values of the Common Stock or rights, options, warrants or convertible or exchangeable securities then being sold as part of such unit.

               Notwithstanding the foregoing, no adjustment shall be made under this Subsection (6)(d)(ii) with respect to any shares of Series A Preferred Stock as a result of (A) an Issuance of Common Stock, rights, options, warrants or convertible or exchangeable securities to an Affiliate of the holder of such Series A Preferred Stock, other than in respect of an Issuance offered or issued on the same terms to all stockholders of the Corporation or (B) the Issuance of shares of Common Stock upon the exercise, conversion or exchange in accordance with their terms of rights, options, warrants or convertible or exchangeable securities outstanding on April 17, 1995.

               (iii) In case the Corporation shall fix a record date for the making of a distribution to all holders of its Common Stock of evidences of indebtedness of the Corporation, assets or securities (excluding those referred to in Subsections (6)(d)(i) and (ii) above and excluding any cash dividends or distributions as to


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                                     9

          which the holders of the Series A Preferred Stock receive their pro rata portion as provided in Section (3)) (any such evidences of indebtedness, assets or securities being the "assets or securities"), then in each case the Conversion Rate in effect immediately prior to such record date shall be adjusted so that it shall thereafter equal an amount determined by multiplying the number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock immediately prior to such record date by a fraction, the numerator of which shall be the then Current Market Value per share of Common Stock on the record date for such distribution and the denominator of which shall be the then Current Market Value per share of Common Stock on the record date for such distribution less an amount equal to the then fair value (as determined by the Board of Directors acting in good faith) of the assets or securities applicable to one share of Common Stock; provided that, in the event the fair value of such
                        --------
          assets or securities as so determined is equal to or greater than such Current Market Value, in lieu of the foregoing adjustment, at the time of such distribution, the Corporation shall deposit the assets or securities each holder of Series A Preferred Stock (including Series A Preferred Stock issuable upon exercise of the Warrants) would have received had such Series A Preferred Stock been converted immediately prior to the record date for such distribution in escrow with a bank having a combined capital and surplus of not less than $100 million and upon the conversion of any Series A Preferred Stock, each holder shall be entitled to receive, in addition to the shares of Common Stock, the assets or securities to which such holder would have been entitled as a holder of Common Stock on the record date for such distribution and any income earned on such assets or securities. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

               (iv) Upon the expiration of any rights, options, warrants or conversion or exchange privileges that have previously resulted in an adjustment under Subsection (6)(d)(ii) above, if any thereof shall not have been exercised, the Conversion Rate shall, upon such expiration, be readjusted and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall thereafter, upon any future conversion, be such as it would have been had such Conversion Rate been adjusted (or, had the original adjustment not be required, as the case may be) as if (x) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (y) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation



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                                     10

          for issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised; provided that no such readjustment shall have the effect of
          --------
          decreasing the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock by a number in excess of the amount or number of the adjustment initially made in respect to the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights (giving effect to any interim adjustments to the Conversion Rate required under this Section (6)).

               (v)  For purposes of any computation under this Subsection
          (6)(d), the "Current Market Value" per share of Common Stock on any date means the average of the daily Current Market Prices for any ten (10) consecutive trading day period determined by the Board of Directors (or if the period specified in the next clause contains fewer than ten (10) trading days, the number of trading days in such period), commencing no earlier than the later to occur of (x) the date next succeeding the first public announcement of the event giving rise to the required adjustment and (y) the 30th day prior to the date as of which the market price is to be computed, and ending on or prior to the earlier to occur of (A) the date as of which the market price is to be computed and (B) the last full trading day before the commencement of "ex-dividend" trading in the Common Stock relating to the event giving rise to the required adjustment. In the absence of all of the foregoing, the Board of Directors, in good faith, shall determine the Current Market Value by reference to the cash price that would be paid between a fully informed buyer and seller under no compulsion to buy or sell (without giving effect to any discount attributable to any lack of liquidity of the Common Stock or to the fact that the Corporation may have no class of equity securities registered under the Securities Exchange Act of 1934 and without giving effect to any minority discount or any premium associated with the sale of control of the Corporation to any Person).

               (vi) No adjustment in the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least one-hundredth of one percent (.01%) in the number of shares issuable upon conversion of each share of Series A Preferred Stock; provided, however, that any adjustments which
                             --------  -------
          by reason of this Subsection (6)(d)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a share.

          (e) In case the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any



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                                     11

     transaction as to which Subsection (6)(d)(i) applies) (each of the foregoing being referred to as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Subsection (6)(e) and the Corporation shall not consent or agree to the occurrence of any Transaction until it has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of Series A Preferred Stock which will contain provisions enabling the holders of Series A Preferred Stock which remains outstanding after such Transaction (or would be outstanding upon the exercise of any Warrants which remain outstanding after such Transaction) to convert such Series A Preferred Stock into the consideration received by holders of Common Stock as aforesaid. The provisions of this Subsection (6)(e) shall similarly apply to successive Transactions.

          (f)  If:

               (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than a cash dividend to which Section 3 applies);

               (ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

               (iii) there shall be any reclassification of the Common Stock (other than an event to which Subsection (6)(d)(i) applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation, then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of Warrants and the holders of shares of Series A Preferred Stock at their respective addresses as shown on the records of the Corporation, as promptly as practicable, but at least fifteen (15) days prior to the applicable date

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                                     12

     specified in clauses (A) and (B) below, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale or transfer is expected, and such notice shall also state that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale or transfer. Failure to give such notice or any defect therein shall not affect the legality or validity of any action taken by the Corporation described in this Section (6).

          (g) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officers' certificate, and mail to the holders of Warrants and the holders of shares of Series A Preferred Stock a notice, setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

          (h) For purposes of this Section (6), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

          (i) In case the Corporation shall take any action affecting the Common Stock, other than action described in this Section (6), which would adversely affect the conversion rights of the Series A Preferred Stock, the Conversion Rate for the Series A Preferred Stock shall be adjusted, to the extent permitted by law, in such manner and at such time as the Special Committee in good faith may determine to be equitable in the circumstances. Notwithstanding the foregoing, no adjustment shall be made under this Subsection (6)(i) with respect to shares of Series A Preferred Stock held by an Affiliate of the Corporation, or purchaseable upon exercise of Warrants held by an Affiliate of the Corporation.

          (j) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock (or other securities issuable upon conversion of the Series A Preferred Stock) or its issued shares of Common Stock (or other securities) held in its treasury, or both, for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock (or other securities) deliverable upon the conversion of all outstanding shares of Series A Preferred Stock not theretofore converted. For purposes of this Subsection (6)(j), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding Series A Preferred Stock shall be computed as if, at the time of computation, all outstanding unexpired Warrants had been exercised and all such shares of Series A Preferred Stock were held by a single holder.

          Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation will use all reasonable efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority; provided, however, that the Corporation shall not be obligated
     --------  -------
     hereunder to register such securities under the Securities Act of 1933.

     (7)  Ranking.  The Series A Preferred Stock shall rank junior to all
          -------
other series of Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

     (8)  Voting.  Except as herein provided or as otherwise from time to
          ------
time required by law, the holders of Series A Preferred Stock shall have the general right to vote together with the holders of Common Stock as a single class on all matters submitted for stockholder approval. Each holder of Series A Preferred Stock shall be entitled to one vote for each share of Common Stock into which such holder's shares of Series A Preferred Stock shall then be convertible; provided, however, that so long as any
                                 --------  -------
shares of Series A Preferred Stock remain outstanding, the consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, given in person or by proxy, either in writing or at any special or annual meeting, voting as a separate class, shall be necessary to (a) increase or decrease the aggregate number of authorized shares of the Series A Preferred Stock, (b) increase or decrease the par value of the Series A Preferred Stock or (c) alter, amend or repeal, whether by merger, consolidation or otherwise, any of the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely.

     (9)  No Redemption.  The shares of Series A Preferred Stock shall not
          -------------
be subject to redemption by the Corporation or at the option of any holder of Series A Preferred Stock; provided, however, that the Corporation may
                             --------  -------
purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

     (10)  Record Holders.  The Corporation and the Transfer Agent may deem
           --------------
and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

     (11)  Special Committee.  The rights and duties of the Board of
           -----------------
Directors or the Corporation with respect to the Series A Preferred Stock shall be exercised by the Special Committee.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be made under the seal of the Corporation and signed by ______________, its ___________, and attested by ______________, its Assistant Secretary, this
____ day of May, 1995.


                              DISCOVERY ZONE, INC.


                              By:
                                 -----------------
                                    Name:
                                    Title:

{Corporate Seal}


Attest:


By:
   ----------------------
     Name:
     Title: